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                  VIVID TECHNOLOGIES,  INC. AND SUBSIDIARIES
                STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE
                                  (Unaudited)

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
                                                          Three Months Ended
                                                          ------------------
                                                             December 31,
                                                          1996          1995
                                                          ----          ----
PRIMARY:
 Net income...........................................    $804,200    $300,364
                                                          ========    ========

 Weighted average common stock outstanding............   2,222,281   1,675,230

 Conversion of Series B and Series D convertible
        preferred stock...............................   5,045,850   5,045,850

 Stock issued within twelve months of initial public
        offering......................................     116,159     148,419

 Common stock equivalents.............................     993,486     402,338
                                                           -------     -------
 Primary weighted average number of common and
        common equivalent shares outstanding..........   8,377,776   7,271,837
                                                         =========   =========

 Per share amount.....................................  $      .10  $      .04
                                                        ==========  ==========
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